 Exhibit 23.2 Consent of Williamson Petroleum Consultants, Inc. As independent oil and gas consultants, Williamson Petroleum Consultants, Inc. hereby consents to the incorporation by reference in the registration statements (No. 33-57348, No. 333-34617 and No. 333-66938) on Forms S-8, and the registration statement (No. 33-90296) on Form S-3 of Parallel Petroleum Corporation of information from our reserves report dated February 4, 2002 entitled "Evaluation of Oil and Gas Reserves to the interest of Parallel Petroleum Corporation, Effective December 31, 2001, for Disclosure to the Securities and Exchange Commission, Williamson Project 1.8882" and all references to our firm included in or made a part of the annual report on Form 10-K of Parallel Petroleum Corporation to be filed with the Securities and Exchange Commission on or about March 27, 2002 for the fiscal year ended December 31, 2001. /S/ WILLIAMSON PETROLEUM CONSULTANTS, INC. Midland, Texas March 26, 2002